UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 20, 2003
(Date of earliest event reported)

International Absorbents Inc.

(Exact name of Registrant as specified in its charter)

Province of British Columbia, Canada (State or other jurisdiction of incorporation)	1-31642 (Commission file number)	None (IRS Employer Identification No.)

1569 Dempsey Road, North Vancouver, British Columbia, CANADA (Address of Principal Executive Office)	V7K 1S8 (Zip Code)

Registrant’s telephone number, including area code (604) 681-6181 not applicable

(Former name or former address, if changed since last report)

ITEM 5.     Other Events.

On March 20, 2003, International Absorbents Inc. (the “Registrant”), a British Columbia, Canada corporation, through its wholly-owned subsidiary, Absorption Corp. (“Absorption”), entered into an agreement with GE Capital Public Finance, Inc (“GE Capital”) and Washington Economic Development Finance Authority (“WEDFA”) for the purpose of financing the construction of the new manufacturing facility based in Bellingham, Washington.

On October 18, 2002, Absorption purchased, for cash, property of approximately 15.6 acres of undeveloped land, in the Grandview Light Industrial Park, Bellingham, Washington for the purpose of building new manufacturing facilities, estimated to cost the company $5,700,000.

Absorption negotiated with WEDFA and GE Capital to provide financing through the issuance of bonds totaling $2,910,000. WEDFA has issued Industrial Revenue Bonds to GE Capital, who will purchase and hold the bonds. GE Capital, in turn, will finance the project.

The Industrial Revenue Bonds received by GE Capital consist of tax-exempt bonds in the amount of $2,355,000 and taxable bonds in the amount of $555,000. The tax-exempt bonds have an initial rate of 5.63%, which lowers to 5.38% on October 1, 2003, with a term of 190 months. The taxable bonds have an initial rate of 5.78%, which lowers to 5.53% on October 1, 2003, with a term of 52 months. The date of closing of the bonds was March 20, 2003.

It is anticipated that the balance of costs for the project will be paid in cash through the Company’s negotiated line of credit and current cash flow. The line of credit has been increased to $1,500,000 from 500,000.

ITEM 7.     Financial Statement and Exhibits.

c)	Exhibits

99.1	News Release of the Registrant dated March 24, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ABSORBENTS INC.

Date March 20, 2003	/s/ Gordon Ellis Gordon L. Ellis, President & CEO